                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              ----------------------

                                 CURRENT REPORT
                                       ON
                                   FORM 8-K/A

                         PURSUANT TO SECTION 13 OR 15(d)
                                     OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             ----------------------

                         June 14, 2000 (March 31, 2000)
               Date of Report (Date of earliest event reported):

                             ----------------------

                         WORLDWIDE FLIGHT SERVICES, INC.

             (Exact Name of Registrant as specified in its charter)



          DELAWARE                               333-88593                       75-1932711
(State or other jurisdiction of          (Commission File Number)             (I.R.S. Employer
incorporation or organization)                                               Identification No.)


                           1001 West Euless Boulevard
                                    Suite 320
                               Euless, Texas 76040

                              (Address of principal
                               executive offices)


       Registrant's telephone number, including area code: (817) 665-3200

The undersigned hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K filed April 17, 2000, as set forth in the pages attached hereto:


Item 7(a). Amended to include audited financial statements of Oxford Electronics, Inc.


Item 7(b). Amended to include unaudited pro forma condensed financial statements.


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    WORLDWIDE FLIGHT SERVICES, INC.



Date:    June 14, 2000              By:  /s/ David F. Chavenson
                                        ----------------------------------------
                                        David F. Chavenson
                                        Executive Vice President and Chief
                                          Financial Officer
                                        (principal financial officer)

ITEM 7(a)


                              FINANCIAL STATEMENTS

                            Oxford Electronics, Inc.

                           Year ended October 31, 1999

                            Oxford Electronics, Inc.

                              Financial Statements


                           Year ended October 31, 1999




                                    CONTENTS

Report of Independent Auditor...............................................  1

Audited Financial Statements

Balance Sheet...............................................................  2
Statement of Income and Comprehensive Income................................  3
Statement of Stockholder's Equity...........................................  4
Statement of Cash Flows.....................................................  5
Notes to Financial Statements...............................................  6

                         Report of Independent Auditors

Board of Directors and Stockholder
Oxford Electronics, Inc.

We have audited the accompanying balance sheet of Oxford Electronics, Inc. as of October 31, 1999, and the related statements of income and comprehensive income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oxford Electronics, Inc. at October 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.


                                              ERNST & YOUNG LLP

Dallas, Texas
March 15, 2000, except for
the second paragraph of
Note 1, as to which the date is
April 5, 2000

                            Oxford Electronics, Inc.

                                  Balance Sheet

                                October 31, 1999


ASSETS
Current assets:
   Cash and cash equivalents                                                   $  513,120
   Accounts receivable, less allowance for doubtful accounts of $50,000         2,476,227
   Investments                                                                  1,031,429
   Prepaid expenses and other current assets                                      231,761
                                                                               ----------
Total current assets                                                            4,252,537

Property and equipment at cost, net                                               105,483
Other assets                                                                      182,214
                                                                               ----------
Total assets                                                                   $4,540,234
                                                                               ==========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
   Accrued expenses and other current liabilities                              $  910,943
   Accounts payable                                                               380,111
   Current maturities of long-term debt                                            71,088
   Distribution payable to stockholder                                            258,365
                                                                               ----------
Total current liabilities                                                       1,620,507

Long-term liabilities:
   Long-term debt, less current maturities                                         49,282
   Advances from stockholder                                                       50,814
                                                                               ----------
                                                                                  100,096

Stockholder's equity:
   Common stock - no par value; 200 shares
     authorized; 100 shares issued and outstanding                                    100
   Additional paid-in capital                                                      44,504
   Retained earnings                                                            2,488,718
   Accumulated comprehensive income                                               286,309
                                                                               ----------
Total stockholder's equity                                                      2,819,631
                                                                               ----------
Total liabilities and stockholder's equity                                     $4,540,234
                                                                               ==========


See accompanying notes.

                            Oxford Electronics, Inc.


                  Statement of Income and Comprehensive Income


                           Year ended October 31, 1999


Net revenue                                             $  9,582,890
Cost of revenue earned                                     5,737,869
                                                        ------------
Gross profit                                               3,845,021

Operating expenses:
   Salaries, wages, and benefits                           1,278,043
   Depreciation and amortization                              57,634
   Other miscellaneous expenses                            1,160,559
                                                        ------------
                                                           2,496,236
                                                        ------------

Income from operations                                     1,348,785

Other income (expense):
   Interest expense, net                                      (8,886)
   Miscellaneous income                                       15,809
                                                        ------------
Total other income                                             6,923
                                                        ------------

Income before provision for income taxes                   1,355,708
State income taxes                                            45,731
                                                        ------------
Net income                                                 1,309,977

Other comprehensive income:
   Unrealized holding gains during the period                286,309
                                                        ------------
Total other comprehensive income                             286,309
                                                        ------------

Total comprehensive income                              $  1,596,286
                                                        ============


See accompanying notes.

                            Oxford Electronics, Inc.


                        Statement of Stockholder's Equity


                                                                                            OTHER           TOTAL
                                               COMMON        PAID-IN      RETAINED      COMPREHENSIVE   STOCKHOLDER'S
                                               STOCK         CAPITAL      EARNINGS          INCOME          EQUITY
                                             -----------   -----------   -----------    -------------   -------------
Balance at October 31, 1998                  $       100   $    44,504   $ 1,561,673    $          --   $   1,606,277
  Net income                                          --            --     1,309,977               --       1,309,977
  Distribution to stockholder                         --            --      (124,567)              --        (124,567)
  Distribution payable to stockholder                 --            --      (258,365)              --        (258,365)
  Other comprehensive income                          --            --            --          286,309         286,309
                                             -----------   -----------   -----------    -------------   -------------
Balance at October 31, 1999                  $       100   $    44,504   $ 2,488,718    $     286,309   $   2,819,631
                                             ===========   ===========   ===========    =============   =============


See accompanying notes.

                            Oxford Electronics, Inc.

                             Statement of Cash Flows

                           Year ended October 31, 1999


OPERATING ACTIVITIES
Net earnings                                                                  $ 1,309,977
Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization                                                 57,634
     Provision for bad debts                                                       25,000
     Changes in assets and liabilities:
       Accounts receivable                                                     (1,161,875)
       Other assets                                                              (184,635)
       Accounts payable and accrued liabilities                                    35,318
                                                                              -----------
Net cash provided by operating activities                                          81,419

INVESTING ACTIVITIES
Capital expenditures                                                              (19,689)
Purchase of investments                                                          (363,696)
Proceeds from sale of investments                                                  87,510
                                                                              -----------
Net cash used in investing activities                                            (295,875)

FINANCING ACTIVITIES
Payments on long-term debt                                                       (183,987)
Distribution to stockholder                                                      (124,567)
Other                                                                              26,494
                                                                              -----------
Net cash used in financing activities                                            (282,060)
                                                                              -----------

Net decrease in cash and cash equivalents                                        (496,516)
Cash and cash equivalents at beginning of year                                  1,009,636
                                                                              -----------
Cash and cash equivalents at end of year                                      $   513,120
                                                                              ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest                                                        $    19,818
                                                                              ===========
Cash paid for state income taxes                                              $    32,000
                                                                              ===========


See accompanying notes.

                            Oxford Electronics, Inc.

                          Notes to Financial Statements

                                October 31, 1999


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND BUSINESS ACTIVITY

Oxford Electronics, Inc. (the Company) provides airport technical services, including the repair and maintenance of passenger boarding bridges, conveyor systems, and baggage and cargo systems. The Company maintains its principal offices in Elmont, New York, and provides services at several international airports located throughout the East Coast of the United States. The majority of the Company's revenue is derived from services rendered at airports located in New York and New Jersey.

On March 31, 2000, the stockholder of the Company signed a definitive agreement and subsequently closed the sale of the Company to Worldwide Flight Services, Inc. (Worldwide) on April 5, 2000. The financial statements do not include any adjustments to the value of assets and liabilities that might result from the sale to Worldwide. The historical financial statements have been adjusted to exclude certain transactions with Oxford Engineering (Engineering), which is under common control. Engineering previously subcontracted certain engineering services that were part of the Company contracts with its customers. Engineering has no other significant business activities, except to provide certain engineering services to Oxford. As part of the sale to Worldwide, Oxford will exclusively perform services previously performed by Engineering. The elimination of these transactions results in an increase in the Company's revenues, costs and net earnings. This elimination more accurately reflects the historical results of Oxford, on the basis that they will occur after the acquisition by Worldwide. The net effect of this elimination has been reflected as a distribution payable to the stockholder.

CASH EQUIVALENTS

The Company considers securities with maturities of three months or less, when purchased, to be cash equivalents.

CREDIT RISKS

Financial instruments that potentially subject the Company to credit risk include investments in certificates of deposits and equity securities. Future changes in economic conditions may make the investments less valuable.

                            Oxford Electronics, Inc.

                                October 31, 1999


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CREDIT RISKS (CONTINUED)

In addition, financial instruments that potentially subject the Company to credit risk include accounts receivable. Accounts receivable resulting from service sales are not collateralized. During 1999, the Company derived approximately 80% of its sales from seven customers, whose significance ranges from 7% to 13%.

The Company maintains deposits with financial institutions in excess of amounts insured by the FDIC.

REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

The Company provides continuous technical services to its clients under service contracts and bills for such services generally on a bi-weekly basis, usually based on a fixed rate for such service. Revenue is recorded as the service is provided.

INVESTMENTS

The Company's investment securities primarily consist of marketable equity securities, which are considered available for sale.

Realized gains and losses on dispositions of investment securities are based on the net proceeds and the value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between cost and fair value of each security, usually determined based on quoted market prices.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. The costs of additions and betterment's are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

                            Oxford Electronics, Inc.

                                October 31, 1999


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT (CONTINUED)

Depreciation and amortization of property and equipment is provided utilizing both the straight-line and declining balance methods over the estimated useful lives of the respective assets as follows:

           Transportation equipment                            5 years
           Machinery and equipment                             5 years
           Furniture and fixtures                        5 to 10 years
           Computer equipment                                  5 years

Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method.

INCOME TAXES

Effective November 1, 1996, the Company elected, by consent of its stockholder, to be taxed under the provisions of Subchapter S of the Internal Revenue Code with respect to federal and New York State taxes. Under those provisions, the Company does not pay federal or New York State corporate income taxes on its taxable income. Instead, the stockholder is individually liable for federal and New York State income taxes on the Company's taxable income.

In other states in which the Company has operations, it is taxed as a regular corporation, and accounts for such income taxes utilizing the liability method of accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for reporting purposes, referred to as "temporary differences."

                            Oxford Electronics, Inc.

                                October 31, 1999


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PENSION AND PROFIT SHARING PLANS

The Company maintains an integrated 401(k) and profit sharing plan (Plan 1) for all eligible employees with a minimum of one year of service. Employer contributions are determined by an annual resolution of the Board of Directors and cannot exceed 15% of eligible compensation. Voluntary employee contributions are limited to 15% of compensation. The employer matches 25% of such contributions up to 6% of each contributing participant's compensation.

In addition, the Company maintains a second noncontributory profit sharing plan covering all employees not eligible under Plan 1. The Company makes annual contributions to the plan equal to the amounts accrued as expense. However, the Company elected to make no contribution in 1999 and, as a result, no expense is included.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. In these financial statements assets, liabilities, and earnings involve extensive reliance on management's estimates. Actual results could differ from those estimates.

2. INVESTMENTS

At October 31, 1999, investments consisted of stock mutual funds and equity securities. Cost and fair value of these investments are as follows:

                                         GROSS
                           AMORTIZED   UNREALIZED      FAIR
                             COST        GAINS        VALUE
                          ----------   ----------   ----------
Trading securities:
   Equity securities      $  550,147   $  221,753   $  771,900
   Equity funds              194,973       64,556      259,529
                          ----------   ----------   ----------
                          $  745,120   $  286,309   $1,031,429
                          ==========   ==========   ==========

                            Oxford Electronics, Inc.

                                October 31, 1999


2. INVESTMENTS (CONTINUED)

Included in other comprehensive income are unrealized gains from marketable securities amounting to $286,309 for the year ending October 31, 1999.

3. PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:

Transportation equipment                              $ 416,710
Machinery and equipment                                  72,049
Furniture and fixtures                                   35,383
Computer equipment                                      108,795
Leasehold improvements                                   14,227
                                                      ---------
                                                        647,164
Less accumulated depreciation and amortization          541,681
                                                      ---------
                                                      $ 105,483
                                                      =========

Depreciation and amortization expense related to property and equipment amounted to $57,634 for the year ended October 31, 1999. The amount charged to cost of revenue earned as a component of warehouse expense amounted to $3,772 for the year ended October 31, 1999.

4. CASH SURRENDER VALUE OF OFFICER'S LIFE INSURANCE

The Company maintains a key-man life insurance policy on its stockholder. Under key-man insurance, the Company receives the cash surrender value if the policy is terminated and, upon death of the insured, receives all benefits payable. At October 31, 1999, the cash surrender value of the life insurance policy was $112,856 and is included in other assets.

5. RELATED PARTY TRANSACTIONS

The Company rents an office and two warehouse facilities from the Company's stockholder. Rent payments for these facilities aggregated $373,300 for the year ended October 31, 1999. The amount, included as a component of cost of revenue earned, totaled $176,800 for the year ended October 31, 1999, and the remainder was included in general and administrative expense.

                            Oxford Electronics, Inc.

                                October 31, 1999


5. RELATED PARTY TRANSACTIONS (CONTINUED)

At October 31, 1999, the Company has been advanced funds from the stockholder aggregating $50,814. During the year ended October 31, 1999, the Company repaid the stockholder $4,843.

6. NOTE PAYABLE - BANK

Pursuant to an agreement with a lending institution, the Company may borrow up to $1,000,000 under a renewable line of credit. The borrowing arrangement is secured by substantially all assets of the Company and the personal guarantee of the stockholder. At October 31, 1999, the Company had no outstanding borrowings. Interest is payable monthly at 1% above the bank's prime rate per annum. The credit line expires April 30, 2000.

7. LONG-TERM DEBT

Long-term debt is summarized as follows:

Installment loan payable - in monthly installments of $337, including interest
   at 4.90% through March 2002, secured by related transportation equipment.                     $  9,759

Installment loan payable - in monthly installments of $314, including interest
   at 9.50% through December 2000, secured by related transportation equipment.                     4,396

Installment loan payable - in monthly installments of $954, including interest
   at 3.90% through March 2002, secured by related transportation equipment.                       27,666

Installment loan payable - in monthly installments of $3,333 plus interest at
   8.69% through May 2001, secured by substantially all of the Company's assets.                   66,667

Installment loan payable - in monthly installments of $544, including interest
   at 9.74% through February 2000, secured by related transportation equipment.                     2,176

                            Oxford Electronics, Inc.

                                October 31, 1999



7. LONG-TERM DEBT (CONTINUED)

Installment loan payable - in monthly installments of $443, including interest
   at 10.17% through March 2000, secured by related transportation equipment.                  $  2,215

Installment loan payable - in monthly installments of $774, including interest
   at 3.90% through February 2000, secured by related transportation equipment.                   3,096

Installment loan payable - in monthly installments of $522, including interest
   at 8.25% through December 2000, secured by related transportation equipment.                   7,308
                                                                                               --------
                                                                                                123,283
Less unamortized discount                                                                         2,913
                                                                                               --------
                                                                                                120,370
Less current maturities                                                                          71,088
                                                                                               --------
Long-term debt                                                                                 $ 49,282
                                                                                               ========

Aggregate maturities of long-term debt are as follows:

           2000                             $  71,088
           2001                                42,899
           2002                                 9,296
                                            ---------
                                            $ 123,283
                                            =========

8. PROVISION FOR INCOME TAXES

The provision for income taxes for the year ended October 31, 1999, is summarized as follows:

           Current:
              State and local               $  45,731
                                            =========

No significant deferred tax assets or liabilities existed at October 31, 1999.

                            Oxford Electronics, Inc.

                                October 31, 1999


9. COMMITMENTS

The Company leases its office headquarters and warehouse from the stockholder under a noncancellable lease requiring future minimum rentals as follows:

           YEAR ENDING OCTOBER 31
           ----------------------
                    2000                    $ 371,200
                                            =========

The Company leases office facilities at certain airports on a month-to-month basis. Rent expense for these airport facilities amounted to $68,829 for the year ended October 31, 1999.

In addition, during 1999, the Company leased a storage facility on a month-to-month basis. For the year ended October 31, 1999, rent expense for this facility amounted to $12,333.

ITEM 7(b)

                  UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

     The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2000 and the unaudited pro forma condensed consolidated balance sheet as of March 31, 2000 are based on the historical consolidated financial statements of Worldwide Flight Services, Inc. (Worldwide) and the historical financial statements of Oxford Electronics, Inc. (Oxford) on the assumptions and adjustments described in the notes to the unaudited pro forma financial data, including assumptions relating to the allocation of the consideration paid for Oxford to the assets and liabilities, based on preliminary estimates of their respective fair values. Oxford's fiscal year end is October 31, and as such their results have been included in the pro forma financial statements based on their first fiscal quarter of 2000, or the three months ended January 31, 2000. Worldwide's management does not expect the final allocation of this consideration to significantly differ from that reflected in the unaudited pro forma combined consolidated financial data.

     This unaudited pro forma financial data has been presented as if the acquisition of Oxford, the additional borrowings under the senior secured credit facility to finance the Oxford acquisition and the $1 million equity contribution by WFS Holdings, Inc., our parent, to us had occurred as of January 1, 1999.

     The unaudited pro forma condensed statement of operations for the year ended December 31, 1999 is based on the historical audited consolidated financial statements of Worldwide and its predecessor AMR Services Corporation
(AMRS), the historical consolidated financial statements of Miami Aircraft Support (MAS or Miami Aircraft Support) and Aerolink International, Inc. (Aerolink) for the appropriate period in 1999 prior to their acquisition by Worldwide, and the historical financial statements of Oxford for its fiscal year ended October 31, 1999, on the assumptions and adjustments described in the notes to the unaudited pro forma financial data.

     The acquisition of Oxford was completed effective March 31, 2000.

     We recorded an extraordinary loss of approximately $2.0 million in connection with the refinancing of Worldwide's existing indebtedness upon the acquisition of Miami Aircraft Support.

     Our unaudited pro forma combined consolidated financial data does not purport to represent what our financial position and results of operations would have been if the transactions listed above had actually been completed as of the dates indicated and are not intended to project our financial position or results of operations for any future period.

                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)


                                            WORLDWIDE         OXFORD                             PRO FORMA
                                            MARCH 31,       JANUARY 31,       PRO FORMA        COMBINED MARCH
                                              2000             2000          ADJUSTMENTS          31, 2000
                                            ---------       -----------      -----------       --------------
Current assets

               Cash and cash equivalents    $   5,920       $       249      $    (1,000)(a)   $        5,169

               Restricted cash equivalent         750                --               --                  750

               Accounts receivable, net        55,484             2,328               --               57,812

               Deferred income taxes            5,462                --               --                5,462

               Prepaids and other
               current assets                   8,228             1,396               --                9,624
                                            ---------       -----------      -----------       --------------

Total current assets                           75,844             3,973           (1,000)              78,817

Other assets

               Equipment and property,
               net                             42,946               137               --               43,083

               Intangible assets including
               goodwill, net                  106,026                --            7,236 (a)          113,262

               Other long-term assets           9,615               189             (113)(b)            9,691
                                            ---------       -----------      -----------       --------------


Total assets                                $ 234,431       $     4,299      $     6,123       $      244,853
                                            =========       ===========      ===========       ==============


Current liabilities

               Accounts Payable             $  27,754       $       347      $        --       $       28,101

               Accrued Liabilities             24,287             1,045               --               25,332

               Current portion of
               long-term debt                   2,132                62               --                2,194
                                            ---------       -----------      -----------       --------------

Total current liabilities                      54,173             1,454               --               55,627


Long term debt                                133,057                34            8,891 (a)          141,982

Other long term liabilities                    14,233                43               --               14,276

Equity

               Common Stock                        --

               Additional paid-in-capital      40,714                45              (45)(c)           40,714

               Retained earnings
               (deficit)                       (6,422)            2,248           (2,248)(c)           (6,422)

               Accumulated other
               comprehensive loss              (1,324)              475             (475)(c)           (1,324)
                                            ---------       -----------      -----------       --------------

Total equity                                   32,968             2,768           (2,768)              32,968


Total liabilities and equity                $ 234,431       $     4,299      $     6,123       $      244,853
                                            =========       ===========      ===========       ==============

                 NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET


(a) Represents the excess of the purchase price over estimated fair value of net assets acquired under the terms of the Oxford acquisition agreement as follows (in thousands):

     COMPONENTS OF PURCHASE PRICE:
          Cash paid                                                $   9,600
          Estimated transaction costs                                    291
                                                                   ---------
              Total purchase price                                     9,891

          Less:
              Cash                                                       249
              Accounts receivable, net                                 2,328
              Prepaid expenses and other current assets                1,396
              Plant, property & equipment                                137
              Other long-term assets                                      76
          Plus:
              Liabilities assumed                                      1,531
                                                                   ---------
          Net assets assumed                                           2,655
                                                                   ---------

          Intangible assets, including goodwill                    $   7,236
                                                                   =========


         Cash paid was funded by approximately $8.9 million of borrowings under the Company's existing credit facility and $1 million capital contribution from the Company's parent, which had been received prior to March 31, and is included in cash and cash equivalents.


(b) Represents certain assets that were retained by the selling shareholder of Oxford pursuant to the stock purchase agreement.

(c)  Represents the elimination of Oxford historical equity balances.

              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                           PREDECESSOR
                                              AMRS      WORLDWIDE       MAS         AEROLINK
                                           -----------  ---------    ----------    -----------
                                                                      PERIOD
                                             THREE        NINE         FROM        PERIOD FROM
                                             MONTHS      MONTHS      JANUARY 1,     JANUARY 1,
                                             ENDED       ENDED        1999 TO        1999 TO
                                           MARCH 31,    DECEMBER     AUGUST 12,     AUGUST 23,     PRO FORMA
                                              1999      31, 1999        1999           1999       ADJUSTMENTS
                                           ---------    ---------    ----------    -----------    -----------
Revenues                                   $  61,475    $ 216,870    $   36,516    $     8,009             --
Salaries, wages, and benefits                 39,679      141,161        20,499          4,527           (437)(b)
Depreciation and amortization                  1,627        9,112         2,116            231          2,528 (a)
Other operating expenses                      18,438       58,970        11,553          2,868           (595)(e)(f)(g)
                                           ---------    ---------    ----------    -----------    -----------

Operating income from continuing
 operations                                    1,731        7,627         2,348            383         (1,496)
Interest income                                  440           --            73              7           (440)(h)
Interest expense                                  --       (9,950)         (316)           (33)        (9,672)(c)
Other income (expense), net                     (552)        (337)           --              5             --
                                           ---------    ---------    ----------    -----------    -----------

Income (loss) from continuing
 operations before income
 taxes and extraordinary loss                  1,619       (2,660)        2,105            362        (11,608)

Provision (benefit) for
income taxes                                     644         (660)          747             --         (3,908)(d)
                                           ---------    ---------    ----------    -----------    -----------

Income (loss) from continuing
 operations before extraordinary loss      $     975    $  (2,000)   $    1,358    $       362    $    (7,700)
                                           =========    =========    ==========    ===========    ===========


                                        PRO FORMA                                      PRO FORMA
                                         COMBINED        OXFORD                         COMBINED
                                        ---------------------------                    ----------
                                          TWELVE         TWELVE
                                          MONTHS         MONTHS                           YEAR
                                          ENDED          ENDED            ENDED           ENDED
                                         DECEMBER       OCTOBER         PRO FORMA       DECEMBER
                                         31, 1999      31, 1999        ADJUSTMENTS      31, 1999
                                        ----------    -------------    -----------     ----------
Revenues                                $  322,870    $       9,583                    $  332,453
Salaries, wages, and benefits              205,429            5,130                       210,559
Depreciation and amortization               15,614               58            362 (i)     16,034
Other operating expenses                    91,234            3,046                        94,280
                                        ----------    -------------    -----------     ----------
Operating income from continuing            10,593            1,349           (362)        11,580
 operations
Interest income                                 80               --                            80
Interest expense                           (19,971)              (9)          (791)(j)    (20,771)
Other income (expense), net                   (884)              16                          (868)
                                        ----------    -------------    -----------     ----------

Income (loss) from continuing
 operations before income
 taxes and extraordinary loss              (10,182)           1,356         (1,153)        (9,979)

Provision (benefit) for
income taxes                                (3,177)              46            (36)(d)     (3,167)
                                        ----------    -------------    -----------     ----------

Income (loss) from
 continuing
 operations before
 extraordinary loss                     $   (7,005)   $       1,310    $    (1,117)    $   (6,812)
                                        ==========    =============    ===========     ==========

              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE FIRST QUARTER OF FISCAL 2000
                                 (IN THOUSANDS)

                                       WORLDWIDE               OXFORD                                PRO FORMA COMBINED
                                   -------------------   --------------------                     -------------------------
                                     FIRST QUARTER          FIRST QUARTER                              FIRST QUARTER
                                         ENDED                  ENDED            PRO FORMA                   OF
                                     MARCH 31, 2000       JANUARY 31, 2000      ADJUSTMENTS             FISCAL 2000
                                   -------------------   --------------------  --------------     -------------------------
Revenues                           $            85,195   $              2,960  $           --     $                  88,155

Salaries, wages, and benefits                   57,466                  1,476              --                        58,942

Depreciation and amortization                    3,921                     12              90(i)                      4,023

Other operating expenses                        22,665                  1,074              --                        23,739
                                   -------------------   --------------------  --------------     -------------------------

Operating income from
     continuing operations                       1,143                    398             (90)                        1,451

Interest income                                    120                     --              --                           120

Interest expense                                (5,004)                    (3)           (211)(j)                    (5,218)

Other income (expense), net                        (12)                    67              --                            55
                                   -------------------   --------------------  --------------     -------------------------

Income (loss) from
     continuing operations before
     income taxes                               (3,753)                   462            (301)                       (3,592)

Provision (benefit) for
 income taxes                                     (528)                    16               9(d)                       (503)
                                   -------------------   --------------------  --------------     -------------------------

Income (loss) from continuing
     operations                    $            (3,225)  $                446  $         (310)    $                  (3,089)
                                   ===================   ====================  ==============     =========================

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                             STATEMENT OF OPERATIONS

(a) Represents the increase in amortization expense for the excess of the AMRS, Miami Aircraft Support, and Aerolink purchase price over estimated fair value of the net tangible assets acquired under the terms of the respective acquisition agreements. In connection with the acquisition of AMRS, Miami Aircraft Support, and Aerolink, Worldwide recorded approximately $107.0 million of intangibles, including goodwill which is being amortized over 20 years. The pro forma adjustment reflects additional amortization expense assuming each of the acquisitions had occurred as of January 1, 1999.

(b) Represents the elimination of payments to employee shareholders previously incurred by Miami Aircraft Support and Aerolink that are no longer incurred by Worldwide. In connection with the acquisition agreements of Miami Aircraft Support and Aerolink, previous arrangements with employee shareholders were terminated. These employee shareholders were not actively involved in the operations of Miami Aircraft Support or Aerolink prior to the acquisition and, as a result, such costs have been eliminated and not replaced.

(c) Represents the additional interest expense resulting from completion of our acquisition of Miami Aircraft Support and Aerolink, the placement of the Senior Notes due 2007 (12.25%), and our entering into the senior secured credit facility (8.93%)and the refinancing of our indebtedness. A 1/8% change in interest rates applicable to the senior secured credit facility borrowings used to finance the Miami Aircraft Support and Aerolink acquisitions would cause interest expense to increase or decrease by approximately $20,000 per annum as compared to the amounts set forth above.

(d) Represents an adjustment to estimated tax expense related to tax benefits recorded primarily for interest reductions plus, with respect to Oxford to include an additional income tax provision, to reflect the elimination of their Subchapter S status after their acquisition by Worldwide.

(e) Represents the elimination of the corporate overhead allocated from AMR Corporation and included in the historical financial statements of AMRS. Prior to the acquisition of AMRS, AMR Corporation allocated significant overhead expenses to AMRS. In connection with the acquisition some of these expenses will no longer be incurred by Worldwide. These expenses primarily relate to benefit plans, including stock compensation plans and employee personal travel plans that will no longer be continued nor replaced by Worldwide, and allocation of the AMR Corporation senior executive salaries for which there will be no equivalent at Worldwide. The following is a listing of expenses that will no longer be incurred by Worldwide:


                                                                     THREE MONTHS
                                                                         ENDED
                                                                    MARCH 31, 1999
                                                                    --------------
                                                                    (IN THOUSANDS)
    Allocation of AMR Corporation senior executives.............        $ 349
           Personal travel benefits.............................           79
           Variable stock based compensation plans allocated by
              AMR Corporation...................................           80
                                                                        -----
                   Total........................................        $ 508



(f) Represents the additional overhead expense that was allocated by AMR Corporation during the three month period ended March 31, 1999. During the three months ended March 31, 1999 AMRS received a monthly allocation of approximately $640,000 of overhead expense, excluding items removed above, from AMR Corporation as compared to an average monthly allocation of $407,000 of overhead expense, excluding items removed above, during fiscal 1998. This increase resulted exclusively from the sale during the quarter of AMR Corporation's other operations in this segment. Upon their sale, corporate overhead allocated to AMRS was increased with no increase in services. As a result, a pro forma adjustment has been included for $699,000 to reduce the AMR Corporation overhead allocation to reflect historical levels.

(g) As a consequence of the Original Notes offering, Castle Harlan, Inc. and ourselves amended the management agreement on August 12, 1999 as described in the "Related Party Transactions." The term of the amended management agreement is from March 31, 1999 through December 31, 2005, which represents approximately 6.375 years. The amended management agreement provides that no management fees are payable until July 1, 2000 at which time management fees will be payable at an annual rate of $1.25 million through December 31, 2002 with an increase to the annual rate of $2.0 million for the period January 1, 2003 through December 31, 2005. The total management fees to be paid in connection with the amended management fee agreement are $9.4 million. The annual average of amended management fees on a straight line basis over the term of the amended management agreement would be approximately $1.5 million. Our historical financial statements for the nine months ended December 31, 1999 included management fee expense of $862,000. Thus, we have included an adjustment to increase management fee expense by $612,000 for the twelve months ended December 31, 1999.

(h) Represents the elimination of interest income from AMR Corporation related to accumulated undistributed cash of ARS, held by AMR Corporation, and included in the historical financial statements. These amounts were paid by dividend to AMR Corporation prior to the sale of AMRS.

(i) Represents the increase in amortization expense for the excess of the Oxford purchase price over estimated fair value of the net assets acquired under the terms of the acquisition agreement. In connection with the acquisition of Oxford, Worldwide recorded approximately $7.2 million of intangibles, including goodwill which is being amortized over 20 years. The purchase price allocation is preliminary, and still subject to adjustments. However, Worldwide's management does not expect the final allocation to significantly differ from that reflected in the unaudited pro forma combined consolidated data. The pro forma adjustment reflects additional amortization expense assuming the acquisition had occurred as of January 1, 1999.

(j) To record additional interest expense related to $8.9 million of borrowings under the senior secured credit facility at approximately 8.9% for the year ended December 31, 1999 and 9.5% for the first quarter of fiscal 2000 to finance the Oxford acquisition. A 1/8% change in interest rates applicable to the senior secured credit facility borrowing of $8.9 million used to finance the Oxford acquisition would cause interest expense to increase or decrease by approximately $11,000 per annum as compared to the amounts set forth above.